UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 9/23/09

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

Delaware	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2009, the Company appointed J. Mark Borseth as Executive Vice President, Chief Financial Officer. Mr. Borseth, age 51, was the Senior Vice President, Chief Financial Officer of Eclipse Aviation, an aircraft manufacturer, from May 2007 through August 2009. Prior to that, from 1984 to April 2007, Mr. Borseth held a series of financial and general management positions with 3M, including Vice President, Global Business Process from 2004 to 2007, and Corporate Treasurer in 2003.

The Company and Mr. Borseth have entered into a severance agreement (the “Severance Agreement”) which provides that if Mr. Borseth’s employment is terminated by the Company without cause, he will receive severance equal to his annual base salary and reimbursement for up to one year of COBRA premiums. As defined in the Severance Agreement, “cause” means: (i) willful conduct by Mr. Borseth constituting a material act of gross misconduct in connection with the performance of Mr. Borseth’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than customary and de minimis use of Company property for personal purposes; (ii) the conviction of Mr. Borseth of, or plea of guilty or nolo contendere by Mr. Borseth to (A) any felony or (B) a misdemeanor (involving moral turpitude or fraud) either of which result in incarceration; (iii) willful acts of moral turpitude by Mr. Borseth that result in material financial loss to the Company or any of its subsidiaries; (iv) Mr. Borseth’s willful and material failure to follow the lawful reasonable instructions of the Company’s board (other than by reason of Mr. Borseth’s physical or mental illness, incapacity or disability), provided that the Company will first provide Mr. Borseth written notice specifying the alleged failure, and Mr. Borseth shall have 30 days from the receipt of such notice to comply, in the event of which cure Mr. Borseth’s employment may not be terminated for cause in respect of such alleged failure; (v) a material and willful breach by Mr. Borseth of the Severance Agreement or of any other written agreement between Mr. Borseth (on the one hand) and the Company or any of its subsidiaries or affiliates (on the other hand) (including, without limitation, any breach of any of the provisions contained in the Confidentiality Agreement (as defined in the Severance Agreement)), provided that the Company will first provide Mr. Borseth written notice specifying the nature of the breach, and Mr. Borseth shall have 30 days from the receipt of such notice to cure the breach, in the event of which cure Mr. Borseth’s employment may not be terminated for cause in respect of such cured breach; (vi) Mr. Borseth’s willful and material violation of any of the Company’s written employment policies, other than inadvertent disclosures of confidential information, provided that the Company will first provide Mr. Borseth written notice specifying the nature of the violation, and Mr. Borseth shall have 30 days from the receipt of such notice to cure the violation, in the event of which cure Mr. Borseth’s employment may not be terminated for cause in respect of such violation; (vii) Mr. Borseth’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate (provided that if the Company believes that Mr. Borseth is not cooperating, the Company must first provide Mr. Borseth written notice specifying the cooperation that must be provided, and Mr. Borseth shall have 30 days from the receipt of such notice to comply, in the event of which compliance Mr. Borseth’s employment may not be terminated for cause in respect of the previously alleged failure to cooperate); or (viii) after being advised of the commencement of any such investigation, the willful destruction or willful failure to preserve documents or other materials known to be relevant to any such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such investigation. Mr. Borseth’s initial annual base salary is $325,000. The foregoing is not a complete description of the Severance Agreement, which is attached as Exhibit 99.1 hereto and the terms of which are incorporated herein by reference.

On September 23, 2009, Mr. Walter Sobon resigned from his position as Chief Financial Officer of the Company. It is currently expected that Mr. Sobon will remain employed by the Company for a brief period to assist with Mr. Borseth’s transition. In connection with the Company’s emergence from Chapter 11, the Amended and Restated Executive Employment Agreement between the Company and Mr. Sobon dated as of November 17, 2008 was rejected, granting Mr. Sobon a damages claim in respect of such rejection. The Company expects to pay Mr. Sobon approximately $360,000 following his cessation of employment with the Company in satisfaction of such claim.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Agreement, dated as of September 23, 2009, between Constar International Inc. and J. Mark Borseth.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: September 23, 2009	By:	/s/ Michael Hoffman
Name: Michael Hoffman
Title: President and Chief Executive Officer